Exhibit 10.2

Purchase and Sale Agreement

between:

Stream metals LLC; and

Global Critical Minerals, LLC

Dated July 29, 2026

i

6.14	Native American Indians	14
6.15	Refuse	14
6.16	Insurance	14
6.17	Intellectual Property	14
6.18	Corporate Records	14
6.19	Survival of Representations and Warranties	14
ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF BUYER		15
7.1	Organization	15
7.2	Due Authorization, Execution and Delivery; Enforceability	15
7.3	No Conflicts; Consents	15
7.4	Litigation	15
7.5	Taxes	15
7.6	Financial Advisors	16
7.7	Compliance with Laws; Permits	16
7.8	Environmental Matters	16
7.9	Company Records	16
7.10	Sufficiency of Funds	16
ARTICLE 8 COVENANTS		17
8.1	Conduct of Business Prior to the Closing	17
8.2	Access to Information	17
8.3	Governmental Approvals and Other Third-Party Consents	17
8.4	Public Announcements	17
8.5	Further Assurances	17
8.6	Transfer Taxes	17
ARTICLE 9 CONDITIONS TO CLOSING		18
9.1	Conditions to Obligations of All Parties	18
9.2	Conditions to Obligations of Buyer	18
9.3	Conditions to Obligations of Seller	19
ARTICLE 10 INDEMNIFICATION, SURVIVAL AND LIABILITY LIMITATIONS		19
10.1	Survival	19
10.2	Indemnification by the Seller	20
10.3	Indemnification by the Buyer	20
10.4	Indemnification Procedures	20
ARTICLE 11 CLOSING PRORATIONS		21
11.1	Prorations	21

ii

ARTICLE 12 TERMINATION		22
12.1	Termination	22
12.2	Effect of Termination	22
ARTICLE 13 MISCELLANEOUS		23
13.1	Expenses	23
13.2	Notices	23
13.3	Interpretation	23
13.4	Headings	24
13.5	Severability	24
13.6	Entire Agreement	24
13.7	Successors and Assigns	24
13.8	No Third-Party Beneficiaries	24
13.9	Amendment and Modification; Waiver	24
13.10	Governing Law; Submission to Jurisdiction	25
13.11	Specific Performance	25
13.12	Attorneys’ Fees	25
13.13	Limitation on Damages	25
13.14	Representation	25
13.15	Counterparts	25

iii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 22nd day of July, 2026 (the “Effective Date”), by and among Stream Metals LLC, a Wyoming limited liability company (the “Seller”), and Global Critical Minerals LLC, a Delaware limited liability company (the “Buyer”). The Buyer and the Seller are each referred to as a “Party,” and the Buyer and the Seller may collectively be referred to as the “Parties.”

RECITALS

A. WHEREAS, the Seller owns certain unpatented lode mining claims located in Nye County, Nevada, as set forth on Exhibit A attached hereto and incorporated herein by reference (the “Irwin Property”); and

B. WHEREAS, the Seller desires to sell and the Buyer desires to purchase all of Seller’s right, title and interest in the Irwin Property as described and defined herein upon the terms and conditions set forth in this Agreement,

NOW THEREFORE, in consideration of the mutual covenants, conditions, and obligations contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following terms have the meanings specified or referred to in this Article 1:

“Affiliate" of a Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Area of Interest” means that area encompassed within intersecting lines drawn parallel to and one (1) mile from the outer boundaries of any portion of the Irwin Property.

“Assumed Obligations” has the meaning set forth in Section 2.4

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Nevada are closed for business.

“Buyer’s Closing Conditions” has the meaning set forth in Article 3.

“Buyer’s Parties” has the meaning set forth in Section 3.1.

“Closing Cash” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.6.

“Contracts” has the meaning set forth in Section 6.8.

“Direct Claim” has the meaning set forth in Section 10.4(c).

“Disapproved Title Matters” has the meaning set forth in Section 3.3.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Seller and the Buyer concurrently with the execution and delivery of this Agreement, if any.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, title defect or other similar encumbrance.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials; or (c) concerning reclamation or restoration of lands damaged or disturbed by exploration, mining or related activities or operations. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Obligations” has the meaning set forth in Section 2.5.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon (above background levels), radioactive materials or wastes (above background levels), asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Hedging Transactions” as the meaning set forth in Section 4.2

“Indemnified Party” has the meaning set forth in Section 10.4.

“Indemnifying Party” has the meaning set forth in Section 10.4.

“Inspection Period” has the meaning set forth in Section 3.1.

“Irwin Property” has the meaning set forth in Recital A, and shall further mean all right, title and interest of Seller in and to or related to any parcel of land, including without limitation, all surface and mineral rights and interests, improvements, fixtures, easements, rights of way, surface use agreements or water rights, and appurtenances, buildings, structures and facilities, whether owned in fee, leased, held by means of unpatented mining claims or mill sites, granted or reserved by easement agreement, license or special use permit, or otherwise acquired or retained by such Seller. Irwin Property includes, without limitation, the minerals, mining claims, and easements, together with all dips, spurs, and angles in and to all the ores, mineral- bearing materials, quartz, rock and earth or other deposits therein or thereon, and in and to all of the rights, privileges and franchises thereto incident, and in and to all and singular the tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining, and the rents, issues and profits thereof; and also in and to all the estate, right, title, interest, property, possession, claim and demand whatsoever, in law as well as in equity, of Seller, of, in or to the premises and every part and parcel thereof, with the appurtenances, including all after acquired tit le.

“Knowledge” means, when referring to the knowledge of each Seller, or any similar phrase or qualification based on knowledge, the actual knowledge of the executive officers of the Seller after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Loss” or “Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees and expert witness fees.

“Net Revenues” means the gross revenues received by Buyer from the sale of Valuable Minerals from a smelter, refinery or other ore buyer, after the deduction of smelter and/or refining charges, ore or bullion treatment changes and any penalties, less (a) all costs to Buyer of weighing, sampling, determining moisture content and packaging such Valuable Minerals, and loading and transporting those Valuable Minerals from the mine mouth or the pit to processing facilities and to the point of sale, including insurance and in-transit security costs, (b) marketing costs and commissions, and (c) ad valorem taxes, net proceeds taxes, severance taxes, and any other taxes, charges or assessments (including, without limitation, royalties that may become payable to the federal government). For purposes of calculating net revenues in the event Buyer elects not to sell any portion of any gold and/or silver extracted and produced from the Property, but instead elects to have the final product of any such gold and/or silver credited to or held for its account with any smelter, refiner or broker, such gold and/or silver shall be deemed to have been sold at the quoted price on the day such gold and/or silver is actually credited to or placed in Buyer’s account. The quoted price shall be the price per ounce of gold and/or silver (as the case may be) as quoted by the London Bullion Market Association for the London Fix (P.M., for gold) on the day such gold and/or silver is actually credited to or placed in Buyer’s account.

“Permits” means all governmental (whether federal, state or local) permits, licenses, authorizations, franchises, grants, easements, variances, exceptions, consents, certificates, approvals and related instruments or rights of any Governmental Authority or other third party, and any writ, judgment, decree, award, order, injunction or similar order, writ, ruling, directive or other requirement of any Governmental Authority (in each such case whether preliminary or final), required of Seller for the ownership, operation or use of the Irwin Property.

“Permitted Encumbrances” means: (a) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (b) environmental regulations by any Governmental Authority, except as otherwise provided in ARTICLE 6; (c) all covenants, conditions, restrictions, easements, charges, rights-of-way, title defects or other encumbrances on title and similar matters filed of record in the real property records that do not materially interfere with the exploration, development and operation of the Irwin Property in the ordinary course of business, subject to Section 3.3; or (d) such liens, imperfections in title, charges, easements, restrictions, encumbrances or other matters that are due to zoning or subdivision, entitlement, and other land use Laws or regulations, except as otherwise provided in ARTICLE 6.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Purchase Price” has the meaning set forth in Section 2.2.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Surety Arrangements” means bonds, letters of credit, guarantees and other instruments or arrangements securing or guarantying performance of obligations.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, net proceeds of minerals, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 10.4(b).

“Title Materials” has the meaning set forth in Section 3.3.

“Valuable Minerals” has the meaning set forth in Section 4.1.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell and convey, and Buyer shall purchase, the Irwin Property, free and clear of all Encumbrances other than Permitted Encumbrances, for the consideration specified in Section 2.2.

2.2 Purchase Price. The purchase price (the “Purchase Price”) for the Irwin Property shall be Thirty-six Thousand Dollars ($36,000.00) (the “Closing Cash”), which shall be paid to the Seller at Closing by wire transfer of immediately available funds.

2.3 Excluded Assets. All assets of the Seller that are not specifically included as part of this transaction, shall be deemed to be an excluded asset for purposes of this Agreement (the “Excluded Assets”).

2.4 Assumed Obligations. The Buyer shall assume, and agree to pay, perform, fulfill and discharge only those obligations of the Seller which are required to be performed, and which accrue, after the Closing Date under the Contracts and Permits to the extent such Contracts and Permits, and all rights of Seller thereunder, are effectively assigned to Buyer, and for which Buyer expressly agrees to assume and perform, on the Closing Date (the “Assumed Obligations”).

2.5 Excluded Obligations. Except for the Assumed Obligations and other obligations expressly assumed by Buyer in writing at the Closing, Buyer shall not assume or otherwise be liable, or be deemed to have assumed or otherwise be liable, in respect of a liability of the Seller or any of its Affiliates whatsoever, including, but not limited to, the following (collectively, the “Excluded Obligations”):

(a) Any Tax obligations of the Seller, including any Taxes on Seller’s income or revenue, any Taxes related to any of the shareholders of the Seller;

(b) any debt of the Seller;

(c) any costs or expenses incurred by the Seller in connection with this Agreement;

(d) any liability, cost or expense related to the ownership or operation of the business of the Seller or the ownership of the Irwin Property prior to Closing, including any liabilities, costs or expenses in respect of a breach of or default under any Contracts by the Seller prior to the Closing, or arising from or related to any violation of Law, breach of warranty, tort or infringement by the Seller prior to the Closing;

(e) any environmental liabilities or any liabilities related to the Release, disposal, discharge, treatment or storage of Hazardous Materials to the extent the same arises out of any circumstances, events or actions occurring on or prior to the Closing Date;

(f) any liability arising from infringement by the Seller of intellectual property rights of third parties or breach of contract occurring at any time prior to the Closing Date;

(g) any liability for federal, state, local or foreign income, excise, capital stock, property, payroll, capital gains, gross receipts, transfer, sales, mercantile, value added, capital stock, franchise, net proceeds of minerals taxes, or other taxes;

(h) any liabilities in the nature of indebtedness for borrowed money including, without limitation, bank debt, development bond debt and debt due to the members or the shareholders of the Seller; and

(i) any and all liabilities to any shareholder of the Seller whether triggered by the transactions contemplated by this Agreement or otherwise.

2.6 Closing. Subject to the terms and conditions of this Agreement, the consummation of the sale and purchase of the Irwin Property contemplated by this Agreement (the “Closing”) shall take at such time and location as the Parties shall mutually agree, but in any event no later than ten (10) business days following the satisfaction or waiver by Buyer of the Conditions Precedent set forth in Article 3. The date on which the closing occurs is referred to as the “Closing Date.”

2.7 Transactions to be Effected at the Closing. At the Closing:

(a) The Buyer shall deliver to the Seller:

(i) the Closing Cash in accordance with Section 2.2;

(ii) an assumption agreement for the Assumed Obligations, in any, in form reasonably acceptable to the Buyer; and

(iii) all other agreements, documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to Section 9.3.

(b) The Seller shall deliver to the Buyer:

(i) A Deed of Unpatented Mining Claims, subject only to the Permitted Exceptions, conveying to Buyer good and marketable title to the Irwin Property (“Seller’s Deed”);

(ii) appropriate assignments of related property interests in the Irwin Property in recordable form where appropriate;

(iii) such other assignments, bills of sale, or deeds necessary to transfer the Irwin Property to the Buyer;

(iv) a certificate certifying that the Seller is not a foreign person as defined in 26 CFR § 1.1441-1(c)(2) and will not be subject to withholding under the Internal Revenue Code with respect to the sale to the Buyer of the Irwin Property in a form that is reasonably acceptable to the Buyer and the Seller; and

(v) all other agreements, documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to Section 9.2.

ARTICLE 3

BUYER’S CONDITIONS PRECEDENT

Buyer's duty to perform its obligations under this Agreement and purchase the Irwin Property is contingent upon the satisfaction, or waiver or deemed waiver by Buyer, of each of the following conditions precedent ("Buyer's Closing Conditions"):

3.1 Inspection of Property. Buyer may, at any time after the Effective Date and prior to the Closing Date (the “Inspection Period”) inspect any and all conditions and aspects of the Irwin Property, including, without limitation, the physical and economic feasibility of the Irwin Property for Buyer's intended purposes and use thereof, and the likelihood of obtaining required BLM permits for the Buyer’s intended operations thereon, and to give notice to Seller of its approval or disapproval of the conditions and aspects of the Irwin Property. Seller hereby grants to Buyer and its agents, employees, consultants, members, contractors and representatives (the “Buyer Parties”), the right to enter upon the Irwin Property during the Inspection Period to obtain or make such tests, inspections and analyses as Buyer may require. Buyer hereby agrees to and shall defend, indemnify and hold harmless Seller, its shareholders, agents, officers, directors and employees from and against all claims and costs, including, without limitation, reasonable attorneys' fees and proceeding costs, solely arising out of or solely in connection with the activities of the Buyer Parties, on or about the Irwin Property, including, without limitation, mechanics' liens; provided, however, that Buyer shall have no responsibility for any pre-existing condition or aspect of the Irwin Property discovered or revealed, but not exacerbated, by Buyer’s inspections of the Irwin Property. Buyer shall not authorize, commission or conduct any invasive testing of the Irwin Property without first obtaining the written consent of Seller, which consent shall not be unreasonably withheld.

3.2 Information and Data. Upon execution of this Agreement, Seller shall deliver to Buyer all records, data and information in Seller’s possession relating to title and environmental conditions at the Irwin Property, and all maps, surveys, technical reports, drill logs, mine, mill and smelter records, and all metallurgical, geological, geophysical, geochemical and other technical data pertaining to the Irwin Property.

3.3 Title Matters. Within five (5) days of the Effective Date, Buyer shall retain the services of a professional landman to investigate and review all documents or instruments evidencing the title to the Irwin Property, including all exceptions, reservations, liens and encumbrances on the Irwin Property (“Title Materials”). Buyer shall have ten (10) days from Buyer’s receipt of the landman’s Title Materials report to notify Seller of Buyer's objection, if any, to one or more of the Title Materials, exceptions and/or conditions shown or disclosed in the Title Materials. Buyer’s failure to notify Seller of Buyer’s objection to any exceptions and/or conditions within such time period shall constitute Buyer’s approval of the Title Materials. In the event Buyer objects to any such Title Materials, exceptions or conditions of title (the "Disapproved Title Matters") as reflected in the Title Materials, Seller may, but shall have no obligation to, remove or cure such Disapproved Title Matters within such period as may be mutually agreed upon by the Parties. If Buyer notifies Seller of any Disapproved Title Matters, then Seller shall have until 5:00 p.m., PT, on the fifth (5th) day after Seller’s receipt of such notice to advise Buyer in writing that: (i) Seller will use its reasonable efforts to either (a) cause such Disapproved Title Matters to be removed by the agreed upon time, or (b) obtain, at Seller’s expense, a cure for such Disapproved Title Matters; or (ii) Seller elect not to cause any such Disapproved Title Matters to be removed.

If Seller gives Buyer notice under item (ii) above, or if Seller gives notice under item (i) above, but later provides notice to Buyer that Seller has been unable to cure or remove the applicable Disapproved Title Matter, then Buyer shall have until 5:00 p.m., PT, on the tenth (10th) business day after Buyer's receipt of either such notice to notify Seller that (i) Buyer revokes its disapproval of such exception(s) and will proceed with the purchase without any reduction in the Purchase Price and take title to the Irwin Property subject to such exception(s), or (ii) Buyer will terminate this Agreement. Buyer’s failure to deliver such election notice within such ten (10) day period shall be deemed Buyer’s election of (i) next above. The foregoing procedure shall also be applicable to any newly disclosed title matter. Those exceptions to and conditions of title accepted or deemed accepted by Buyer are the “Permitted Encumbrances.”

3.4 Buyer's Disapproval of Property During Inspection Period. In the event Buyer's studies, review or investigations reveal matters which are not satisfactory to Buyer, as determined by Buyer in Buyer’s sole discretion, then upon termination of this Agreement by Buyer during the Inspection Period, Buyer shall have no further obligation hereunder. Buyer's notice to Seller of its disapproval of any matter set forth in this ARTICLE 3 given on or before the end of the Inspection Period shall be effective to relieve Buyer of its obligations hereunder. Buyer shall be entitled to a full refund of all sums which Buyer may deposit in relation to this Agreement, which refund shall be timely made to Buyer without any restrictions, limitations, conditions, or offsets whatsoever.

ARTICLE 4

[RESERVED]

ARTICLE 5

ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Intentional Abandonment. If Buyer intends to abandon any of the claims within the Irwin Property, then prior to the “intentional abandonment” (not followed by relocation) by Buyer of any of the claims within the Irwin Property, Buyer shall notify Seller of its intention (which such notice must be given by Buyer to Seller not later than forty-five (45) days prior to the end of any assessment year) and Seller, by written notice to Buyer within twenty (20) days after Seller’s receipt of such notice from Buyer, may elect to have any or all of such claims conveyed to Seller by quitclaim deed from Buyer. So long as Buyer timely provides notice of its intention to abandon, Seller will be responsible for paying any required claim maintenance/holding fees or performing any required assessment work (and making all filings and recordings with any governmental agencies and recording offices required in connection therewith) for any such claims within the Irwin Property Seller desires to re-acquire. Neither abandoning any claims within the Irwin Property for purposes of acquiring fee title to the surface or minerals within the ground covered by those claims within the Irwin Property, (ii) relocation of the same ground covered by any abandoned claims within the Irwin Property with mining claims or millsites, or (iii) transfers or conveyances by Buyer of all or any portion of the claims within the Irwin Property shall be considered an “intentional abandonment” of such claims within the Irwin Property.

5.2 After Acquired Claims. In the event that either Seller or any of their respective Affiliates, locate or acquire, directly or indirectly, either alone or in combination with others, any mining claim within the Area of Interest, then such mining claim shall be deemed part of the Irwin Project hereunder, and such Seller(s) shall transfer to Buyer all of such Seller(s) right, title and interest to such mining claims for no additional consideration from Buyer.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to Buyer that:

6.1 Organization. The Seller is a limited liability company validly existing and in good standing under the laws of the State of Wyoming and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.

6.2 Due Authorization, Execution and Delivery; Enforceability. The Seller has the requisite corporate power and authority to enter into this Agreement, to carry out each of its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each Seller, the performance by the Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 No Conflicts; Consents. The execution, delivery and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation, or bylaws of the Seller; (b) conflict with, violate, result in a breach of, constitute a default under any contract to which the Seller is a party or by which the Seller is bound or affected; (c) result in the creation or imposition of any Encumbrance against or upon any of the assets of the Seller; or (d) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Seller. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to a Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

6.4 Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or threatened against the Seller which have, or may have upon the passage of time, any effect on Seller’s ability to convey the Irwin Property free and clear of Encumbrances.

6.5 Taxes.

(a) All Taxes required to be paid by the Seller have been timely paid or caused to be paid through the date hereof and as of the Closing.

(b) All Taxes that the Seller was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority, and the Seller has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any past or present shareholder, member, manager, director, officer, agent, employee, independent contractor, creditor, or other third party.

(c) The Seller has filed or caused to be filed in a timely manner (within any applicable extension periods) all income Tax Returns and other Tax Returns required to be filed by it with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns were complete and correct in all material respects as of the time of filing.

(d) There are no ongoing Tax audits or other Tax proceedings and no waivers of statutes of limitations have been given or requested with respect to the Seller.

(e) No Tax liens, other than Permitted Encumbrances, have been filed against the Seller.

(f) No unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against the Seller by any Governmental Authority.

(g) No claim has been made in writing by any Governmental Authority in a jurisdiction in which the Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(h) The Seller (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for United States Federal Income Tax purposes, (ii) has made an entity classification (“check-the-box”) election under Section 7701, (iii) is or has ever been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), or (iv) is not and has never been a shareholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(i) The Seller is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

6.6 Financial Advisors. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

6.7 Title to Irwin Property.

(a) The Seller has good and marketable title in and its interests in the Irwin Property, including each of the mining claims listed on Exhibit A to this Agreement, free and clear of all Encumbrances except for Permitted Encumbrances.

(b) Subject to the paramount title of the United States of America and the rights of third parties under applicable law to use the surface of the Property:

(i) each mining claim was properly located and monumented on public land open to appropriation by mineral location;

(ii) location notices and certificates were properly posted and recorded for each claim comprising the Irwin Property;

(iii) all filings and recording required to maintain each mining claim comprising the Irwin Property is and shall be in good standing through the Closing Date, including evidence of proper performance of annual assessment work or payment of required claim maintenance/holding fees, have been timely and properly made in the appropriate governmental offices;

(iv) through the assessment year ending September 1, 2026, either: (1) all required annual claim maintenance/holding fees and other payments necessary to maintain each mining claim comprising the Irwin Property was timely and properly made; or (2) assessment work, performed reasonably and in good faith in accordance with accepted industry practice, which Seller believes was sufficient to satisfy the requirements for maintaining each mining claim comprising the Irwin Property, was performed; and

(v) to the extent necessary, each of the mining claims comprising the Irwin Property has been re-monumented, and evidence of such re-monumentation has been timely and properly recorded, in compliance with the provisions of Nevada Revised Statutes 517.030(7).

(c) The Seller has contractual or common law rights to use the surface of the Irwin Property in a manner sufficient to allow for the development and operation of either surface or underground mines thereon, without payment of additional consideration to any third party.

6.8 Contracts. Seller has performed, and the Seller is not in default and will not be in default as a result of the consummation of the transactions contemplated by this Agreement, all material obligations required to be performed by Seller under any contract, agreement, commitment, mortgage, indenture, loan agreement, lease, license, or other instrument affecting or relating to the Irwin Property (the “Contracts”) to which the Seller is a party. Seller warrants that there are no Contracts currently in effect or otherwise affecting the Irwin Property that will in any way bind Buyer or become an encumbrance on the Irwin Property. Seller agrees that Buyer shall not become liable for any of Seller’s Contracts unless Seller has expressly disclosed such Contracts to Buyer in writing, and Buyer affirmatively assumes liability and/or performance of said Contracts.

6.9 Compliance with Laws; Permits.

(a) Buyer’s ownership and use of the interests of the Seller in the Irwin Property does not, and will not, violate any Laws applicable to the Seller. The Seller has not received any written notice claiming any violation of Law applicable to the Irwin Property.

(b) Any and all of Seller’s Permits from Governmental Authorities held by or for the benefit of the Seller in relation to the Irwin Property are currently in full force and effect in accordance with the terms of such Permits.

6.10 Environmental Matters.

(a) The Seller is in compliance with all Environmental Laws and the Seller has not received from any Person any Environmental Notice or Environmental Claim, which either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Each Seller has obtained and is in material compliance with all Environmental Permits.

(c) Seller warrants there has been no Release of Hazardous Materials in contravention of Environmental Laws by the Seller, and there does not exist any Hazardous Materials with respect Irwin Property, and the Seller has not received any Environmental Notice that any portion of the Irwin Property has been contaminated with any Hazardous Material.

(d) Prior to the close of the Inspection Period, Seller shall provide Buyer with a copy of any and all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the Irwin Property.

6.11 Undisclosed Liabilities. The Seller has no undisclosed liabilities or obligation of any nature or amount (including outstanding indebtedness) relating to the Irwin Property or any part thereof.

6.12 Royalties. There are no royalties or other burdens on production affecting the Irwin Property.

6.13 Endangered Species/Sage Grouse Decision.

(a) Seller has no knowledge of any protected or endangered species, plant or animal, under the laws of the State of Nevada and/or the United States of America which would in any manner affect the ability of Buyer to use and enjoy the Irwin Property to its fullest intended extent other than as expressly disclosed in writing by Seller to Buyer.

(b) Seller has no knowledge that the BLM’s Record of Decision (“ROD”) and Approved Resource Management Plan Amendments (“ARMPA”) for the Great Basin Region, Including the Greater Sage-Grouse Sub Regions of Idaho and Southwestern Montana, Nevada and Northeastern California, Oregon, and Utah, dated September 15, 2015, will in any manner materially affect the ability of Buyer to use and enjoy the Irwin Property to its fullest intended extent other than as expressly disclosed in writing by Seller to Buyer; further, Seller has actively and affirmatively investigated the potential impact of said ROD and ARMPA and has no knowledge that the use and enjoyment of the Irwin Property will be adversely impacted or impaired, other than as expressly so disclosed in writing by Seller to Buyer.

6.14 Native American Indians. Seller has no knowledge of any claims by native American Indians or others, not of record, as to any rights to use the Irwin Property, or otherwise enjoy privileges to remove minerals from the Irwin Property, or of any archaeologically significant sites or burial grounds existing on the Irwin Property other than as expressly disclosed in writing by Seller to Buyer.

6.15 Refuse. That there are no landfills, refuse pits, dumps or other such refuse disposal sites located on the Irwin Property, other than as expressly disclosed in writing by Seller to Buyer, and that Seller has no knowledge of any such use, authorized or not, by third parties.

6.16 Insurance. Upon written demand from Buyer, Seller shall provide Buyer with true, accurate and complete particulars of any insurance policies in force as the Effective Date that are maintained by the Seller or its Affiliates with respect to the Seller’s operations at the Irwin Property, specifying in each case, the name of the insurer, the name(s) of the insured, the risks insured against, the amount of the coverage, the amount of the deductible, the policy number, and any pending claims under the policy.

6.17 Intellectual Property. Prior to the close of the Inspection Period, Seller shall provide Buyer in writing with all intellectual property owned or licensed by the Seller and used with respect to the Irwin Property or business of the Seller at the Irwin Property.

(a) The Seller owns or is licensed or otherwise has the right to use all intellectual property that is used in the ownership of the Irwin Property and operation of its business without conflict with the rights of any other Person.

(b) The Seller has not received any notice of any claim of infringement or similar claim or proceeding relating to any of the intellectual property and no present or former employee of Seller and no other Person owns or claims to own or has or claims to have any interest, direct or indirect, in whole or in part, in any of the intellectual property of the Seller.

6.18 Corporate Records. The Seller has made available to the Buyer the minute books of such Seller and all corporate records, proceedings and actions for the Seller in its possession, to the extent related to the transaction contemplated by this Agreement.

6.19 Survival of Representations and Warranties. The representations and warranties contained in this Article 6 shall survive the execution and delivery of this Agreement, as well as any assignment or conveyance hereof. The obligations of Seller contained in this Article shall survive the close of escrow and the recording of the Seller’s Deed and shall not be deemed merged therein upon its recordation.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to each Seller that:

7.1 Organization. Buyer is a limited liability duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.

7.2 Due Authorization, Execution and Delivery; Enforceability. Buyer has the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

7.3 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the articles of organization or operating agreement of Buyer; (b) conflict with, violate, result in a breach of, constitute a default under any contract to which Buyer is a party or by which Buyer is bound or affected, or (c) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or other Person is required by or with resect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby

7.4 Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or threatened against Buyer which have, or may have upon the passage of time, any effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

7.5 Taxes.

(a) All Taxes required to be paid by Buyer have been timely paid or caused to be paid through the date hereof and as of the Closing.

(b) All Taxes that Buyer was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority, and Buyer has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any past or present shareholder, director, officer, agent, employee, independent contractor, creditor, or other third party.

(c) Buyer has filed or caused to be filed in a timely manner (within any applicable extension periods) all income Tax Returns and other Tax Returns required to be filed by it with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns were complete and correct in all material respects as of the time of filing.

(d) There are no ongoing Tax audits or other Tax proceedings and no waivers of statutes of limitations have been given or requested with respect to Buyer.

(e) No Tax liens, other than Permitted Encumbrances, have been filed against Buyer.

(f) No unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against Buyer by any Governmental Authority.

(g) No claim has been made in writing by any Governmental Authority in a jurisdiction in which Buyer does not file Tax Returns that Buyer is or may be subject to taxation by that jurisdiction.

(h) Buyer (i) is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for United States federal income Tax purposes, (ii) has never made an entity classification (“check-the-box”) election under Section 7701, (iii) is not and has never been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), or (iv) is not and has never been a shareholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(i) Buyer is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

7.6 Financial Advisors. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

7.7 Compliance with Laws; Permits.

(a) The ownership and use of the Irwin Property will not violate any Laws applicable to Buyer. Buyer has not received any written notice claiming any violation of Law applicable to Buyer’s properties, assets or operations.

7.8 Environmental Matters. Buyer is in compliance, in all material respects, with all Environmental Laws and Buyer has not received from any Person any Environmental Notice or Environmental Claim, which either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

7.9 Company Records. Buyer has made available to Seller the minute books of Buyer and all company records, proceedings and actions for Buyer in its possession to the extent related to the transaction contemplated by this Agreement.

7.10 Sufficiency of Funds. Buyer has sufficient cash on hand to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

ARTICLE 8

COVENANTS

8.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall conduct any operations or other business activities with respect to the Irwin Property and related matters subject to this Agreement.

8.2 Access to Information. From the date hereof until the Closing, the Seller shall: (i) afford Buyer and its Representatives reasonable access to and the right to inspect the Irwin Property and all related properties, assets, premises, books and records, contracts, agreements and other documents and data; and (ii) instruct the Representatives of the Seller to cooperate with Buyer in its investigation of the Irwin Property.

8.3 Governmental Approvals and Other Third-Party Consents.

(a) Each party hereto shall use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement on the Closing Date. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Sections 6.3 and 7.3.

8.4 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

8.5 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

8.6 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at Buyer’s own expense, timely file any Tax Return or other document required to be filed by Buyer with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

ARTICLE 9

CONDITIONS TO CLOSING

9.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) The Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities and stock exchanges referred to in Section 6.3 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 7.3, in each case, in form and substance reasonably satisfactory to the Buyer and the Seller, and no such consent, authorization, order or approval shall have been revoked.

9.2 Conditions to Obligations of Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Seller contained in Article 6 that are qualified by materiality shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date); The representations and warranties of the Seller contained in ARTICLE 6 that are not qualified by materiality shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date);

(b) The Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Seller prior to or on the Closing Date.

(c) The Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 9.2(a) and Section 9.2(b) has been satisfied.

(d) The Buyer shall have received a certificate of the Secretary (or equivalent officer) of the Seller certifying that attached thereto are (i) true and complete copies of all resolutions adopted by the board of directors, as applicable, of the Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (ii) true and correct copies of the articles of incorporation, bylaws, or other constituent documents of the Seller in effect as of the Closing Date.

9.3 Conditions to Obligations of Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article 7 shall be true and correct as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date.

(c) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied.

(d) The Seller shall have received a certificate of the Manager of the Buyer certifying that attached thereto are (i) true and complete copies of all resolutions adopted by the Manager of the Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (ii) true and correct copies of the articles of organization, operating agreement, or other constituent documents of the Buyer in effect as of the Closing Date.

(e) The Buyer shall have delivered to Seller the Closing Cash in accordance with Section 2.2.

ARTICLE 10

INDEMNIFICATION, SURVIVAL AND LIABILITY LIMITATIONS

10.1 Survival. Subject to the limitations and other provisions of this Agreement, the Seller’s and the Buyer's representations, warranties, covenants and agreements contained herein, the Parties’ respective obligation to indemnify the other party pursuant to Section 10.2 and Section 10.3, and any claims related to this Agreement (whether based on breach of contract, tort or otherwise) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date (and shall thereafter expire and terminate). Notwithstanding the foregoing, the covenants contained in = Section 8.5, Section 8.6, and ARTICLE 1, ARTICLE 11 and ARTICLE 13 shall survive the Closing indefinitely. Any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the party asserting such claim to the other party prior to the expiration date of the survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

10.2 Indemnification by the Seller. Subject to the other terms and conditions of this ARTICLE 10, the Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, all Excluded Obligations and any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement or any other document delivered pursuant to this Agreement, or any failure of the Seller to perform any of its covenants, agreements or obligations in this Agreement.

10.3 Indemnification by the Buyer. Subject to the other terms and conditions of this ARTICLE 10, the Buyer shall indemnify the Seller against, and shall hold the Seller harmless from and against, all Assumed Obligations and any and all Losses incurred or sustained by, or imposed upon, the Seller based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the respective representations or warranties of the Buyer contained in this Agreement or any other document delivered pursuant to this Agreement, or any failure by the Buyer to perform any of its covenants, agreements or obligations in this Agreement.

10.4 Indemnification Procedures.

(a) The party making a claim under this ARTICLE 10 is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this ARTICLE 10 is referred to as the “Indemnifying Party.”

(b) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Provided that the Indemnifying party acknowledges in writing that it is indemnifying the Indemnified Party with respect to the Third Party Claim, the Indemnifying Party shall have the right to participate in the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel. If the Indemnifying Party fails to promptly notify the Indemnified Party in writing of its acknowledgement of its obligation to indemnify the Indemnified Party, the Indemnified Party may pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the other party, management employees of such party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Seller’s or the Buyer’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

ARTICLE 11

CLOSING PRORATIONS

11.1 Prorations. Taxes and assessments on the Irwin Property for the year of Closing, if any, shall be prorated as of the Closing Date upon the amount of such taxes for the year of Closing, using the amount of taxes for the year of Closing if known and, if not known, the most recent available mill levy and assessed value, if any. At the request of either Party, the foregoing proration shall be re-prorated and adjusted between the Parties, on the basis of the tax bills for the year of Closing when received. Administrative costs and fees expended or incurred for filing or recording deeds, transfers, assignments of lease, if any, and Permits with Governmental Authorities shall be borne by the Buyer. Each Party shall bear its own legal and internal administrative costs. Any prorations pursuant to this Section 11.1 shall be made by means of adjustment of the Closing Cash to the extent such amount is known or estimated as of the Closing Date and shall thereafter be adjusted by payment between the parties for any increase or decrease in the actual amount from that paid at Closing.

ARTICLE 12

TERMINATION

12.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Seller and the Buyer;

(b) by the Buyer by written notice to the Seller if:

(i) the Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE 3 or ARTICLE 9 and such breach, inaccuracy or failure cannot be cured by the Seller on or prior to the Closing Date; or

(ii) any of the conditions set forth in Section 9.1 or Section 9.2 shall not have been fulfilled by the Closing Date, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Seller by written notice to the Buyer if:

(i) the Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE 9 and such breach, inaccuracy or failure cannot be cured by the Buyer by the Closing Date; or

(ii) any of the conditions set forth in Section 9.1 or Section 9.3 shall not have been fulfilled by the Closing Date, unless such failure shall be due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by the Buyer or the Seller in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

12.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE 12, the provisions of Section 8.4 (Public Announcements), and ARTICLE 13 (Miscellaneous) shall survive the termination of this Agreement. Nothing herein shall relieve any party from liability for any breach of any provision hereof prior to termination.

ARTICLE 13

MISCELLANEOUS

13.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

13.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.2):

If to Seller:	Stream Metals LLC Attention: [***] Email: [***]

If to Buyer:	Global Critical Minerals LLC Attention: [***] Email: [***] With a copy, which shall not constitute notice, to: The Crone Law Group, P.C. Attention: [***] Email: [***]

13.3 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; and (b) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

13.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

13.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.6 Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

13.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

13.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

13.10 Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

(b) Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Nevada located in Reno, Nevada and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

13.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

13.12 Attorneys’ Fees. In the event of any controversy, claim, or dispute between the Parties, arising out of or relating to this Agreement or the breach thereof, the prevailing Party shall be entitled to recover from the non-prevailing Party all such reasonable expenses, attorneys’ fees, expert witness fees, and costs.

13.13 Limitation on Damages. In no event shall any Party be liable to any other Party for any punitive, incidental, consequential, or special damages relating to the breach or alleged breach of this Agreement.

13.14 Representation. Each Party acknowledges that they have had the opportunity to be represented by legal counsel, tax advisors, experts, or any other consultants necessary or relevant to this transaction and in the preparation and execution of this Agreement; that the terms, provisions, and potential legal or tax effects that may result from this Agreement have been fully explained to such Party; and each Party understands the terms, provisions, legal and tax effects of this Agreement.

13.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows]

The Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized

SELLER:	BUYER:

Stream Metals LLC	Global Critical Minerals LLC

By:	By:

Print name:	Print name:

Title:	Title: